Exhibit 99

Quarterly Shareholder Brochure of CNB Corporation

May 7, 2012

Dear Shareholders,

For the first quarter 2012 CNB Corporation’s earnings were $365,000, compared to $184,000 for the first quarter 2011. The increase in income is a result of the strategy to eliminate problem assets during 2011. The challenges faced over the past 12 months had a negative impact on 2011 results; however the end result of this past year clearly demonstrated management’s commitment to make the tough decisions related to recognizing and addressing problem assets. In addition to the increase in income for the first quarter, classified assets, including “bank owned real estate,” have been reduced substantially as of the date of this letter. Management has a prudent strategy to deliver long term value for the shareholders. The increase in income and reduction in classified assets are an indication the strategy employed by management is having the anticipated effect; laying the groundwork to maintain profitability in 2012. Highlights of the Company’s financial performance for the first three months of 2012 follow:

•	Assets totaled $252.1 million as of March 31, 2012, a 1.6% reduction from March 31, 2011. Assets continue to decline as a result of minimal loan demand.

•	Outstanding loans were $119.7 million as of March 31, 2012, compared to $126.1 million for the same period in 2011; a reduction of 5.1%.

•

Allowance for loan losses increased from $1.8 million as of March 31, 2011 to $3.8 million as of March 31, 2012. The current level of reserve is believed to be adequate to meet future potential loan losses.

•	Deposits reduced marginally from $231.0 million as of March 31, 2011 to $229.6 million as of March 31, 2012 a reduction of 0.6%.

•

Core earnings reflect a gain on sale of “bank owned real estate” of $400,000, a gain on the sale of securities totaling $253,000, as well as a provision for loan losses of $710,000. Both interest on deposits and non-interest expenses declined as well. The net effect was an increase in Return on Average Assets of 0.59% for the three months ended March 31, 2012; compared to 0.29% for the same period in 2011.

We are pleased the results of management’s efforts to respond to the economic downturn are beginning to translate into improvements in financial performance. Moving forward management will remain diligent in monitoring and addressing issues in the loan portfolio in order to maintain the positive momentum. On another positive note, the potential for a recovery from the recent sale of the hospital is a possibility, and if more information is available an update will be provided at the Annual Shareholders meeting on May 15, 2012. I look forward to seeing you there.

Sincerely,

Susan A. Eno
President and CEO

Consolidated Balance Sheets

(UNAUDITED)

in thousands of dollars

	March 31,
	2012	2011
ASSETS
Cash and due from banks	$5,755	$2,901
Interest-bearing deposits with other financial institutions	18,186	14,899

Total cash and cash equivalents	23,941	17,800

Time deposits with other financial institutions	14,054	9,791

Securities available for sale	74,076	75,392
Securities held to maturity (market value of $4,995 in 2012 and $8,546 in 2011)	4,578	8,177
Other securities	997	999

Total investment securities	79,651	84,568

Loans	119,699	126,132
Less allowance for loan losses	(3,804)	(1,845)

Loans, Net	115,895	124,287

Premises and equipment, net	5,160	5,398
Other assets	13,425	14,437

Total assets	$252,126	$256,281

LIABILITIES
Deposits
Noninterest-bearing demand	$54,056	$38,553
Interest-bearing deposits	175,572	192,475

Total deposits	229,628	231,028

Other liabilities	4,414	4,300

Total liabilities	234,042	235,328

SHAREHOLDERS’ EQUITY
Common Stock	3,030	3,030
Surplus	19,499	19,499
Retained Earnings and Accumulated other Comprehensive Income/(Loss)	(4,445)	(1,576)

Total shareholders’ equity	18,084	20,953

Total liabilities and shareholders’ equity	$252,126	$256,281

Consolidated Statement of Income

(Unaudited)

in thousands of dollars

Three months ended March 31,

	2012	2011	2010
INTEREST INCOME

Interest and fees on loans	$1,855	$1,938	$2,234
Interest on securities:
Taxable	196	281	215
Tax exempt	86	129	145
Other interest income	55	57	59

Total interest income	2,192	2,405	2,653

INTEREST EXPENSE ON DEPOSITS	284	406	587

NET INTEREST INCOME	1,908	1,999	2,066
Provision for loan losses	710	300	225

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,198	1,699	1,841

NONINTEREST INCOME

Service charges and fees	232	237	246
Net realized gains from sale of loans	160	27	30
Loan servicing fees, net of amortization	2	23	20
Gain on the sale of other real estate owned	400	—	—
Gain on sale of securities	253	—	—
Other income	101	127	82

Total noninterest income	1,148	414	378

NONINTEREST EXPENSES
Salaries and benefits	1,017	962	984
Occupancy	230	264	256
FDIC insurance premiums	87	139	128
ORE losses and carrying costs	31	40	114
Other expenses	493	511	486

Total noninterest expenses	1,858	1,916	1,968

INCOME BEFORE INCOME TAXES	488	197	251
Income tax expense	123	13	26

NET INCOME	$365	$184	$225

BASIC NET INCOME PER SHARE	$0.30	$0.15	$0.19